Exhibit 10.1

U.S. Energy Corp.

Amended and Restated 2012 Equity and Performance Incentive Plan

Adopted By the Board: ~~April 24, 2010, March 20, 2015, April 27, 2017 April 24, 2018~~, April 20, 2020

Approved by the Shareholders: ~~June 29, 2012 June 19, 2015, July 17, 2017 September 11, 2018,~~ June 9, 2020

Effective: ~~July 1~~, ~~2012 2015 July 17, 2017 September 11, 2018~~, June 9, 2020

1. Purpose. The purpose of the 2012 Equity and Performance Incentive Plan is to attract and retain officers and other employees of U.S. Energy Corp., a Wyoming corporation, and its Subsidiaries and to provide to such persons incentives and rewards for superior performance.

2. Definitions. As used in this Plan,

(a) “Award” means any Option, Stock Appreciation Right, Restricted Stock, Performance Share, Performance Unit, Other Share-Based Award, or any other right, interest or option related to Shares or other property (including cash) granted pursuant to the provisions of this Plan.

(b) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right and a Tandem Appreciation Right.

(c) “Board” means the Board of Directors of the Company and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to Section 14 of this Plan, such committee (or subcommittee).

(d) “Change in Control” has the meaning set forth in Section 11.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(f) “Common Stock” means the Common Stock, par value $0.01 per share, of the Company or any security into which such Common Stock may be changed by reason of any transaction or event of the type referred to in Section 13 of this Plan.

(g) “Company” means U.S. Energy Corp., a Wyoming corporation, and its successors.

(h) “Date of Grant” means the date specified by the Board on which a grant of Options, Stock Appreciation Rights, Performance Shares, Performance Units or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Board takes action with respect thereto).

(i) “Director” means a member of the Board of Directors of the Company.

(j) “Effective Date” means July 1, 2012. As amended, the Effective Date shall be the later of (1) July 1, 2015, or (2) the date that shareholder approval is obtained for the Amended and Restated 2012 Equity and Performance Incentive Plan.

(k) “Eligible Individual” means an officer, employee, Director, or contractor of the Company or any one or more of its Subsidiaries.

(l) “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Board that sets forth the terms and conditions of the Awards granted. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Board, need not be signed by a representative of the Company or a Participant.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(n) “Free-Standing Appreciation Right” means a Stock Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option.

(o) “Incentive Stock Options” means Options that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

(p) “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares or Performance Units or, when so determined by the Board, Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend credits or other awards pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed. The Management Objectives may be made relative to the performance of one or more other companies or subsidiaries, divisions, departments, regions or functions within such other companies, and may be made relative to an index of one or more of the performance objectives themselves.

If the Board determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Board may in its discretion modify such Management Objectives or the related level or levels of achievement, in whole or in part, as the Board deems appropriate and equitable.

(q) “Market Value per Share” means, as of any particular date, the closing sale price of a share of Common Stock as reported on the principal national securities exchange on which the Common Stock is listed. If the Common Stock is not traded on a given date, the Market Value per Share means the closing price for a share of Common Stock on the principal national securities exchange on which the Common Stock is traded for the immediately preceding date on which the Common Stock is traded. If the Common Stock is not listed on a national securities exchange, the Market Value per Share shall be the fair market value of a share of Common Stock as determined in good faith by the Board in accordance with the fair market value pricing rules set forth in Section 409A of the Code.

(r) “Optionee” means the Eligible Individual named in an Evidence of Award evidencing an outstanding Option.

(s) “Option Price” means the purchase price per Share payable on exercise of an Option.

(t) “Option” means an option to purchase Common Stock granted pursuant to Section 4 of this Plan.

(u) “Participant” means an Eligible Individual who has received an Award under this Plan.

(v) “Performance Period” means, in respect of a Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Performance Share or Performance Unit are to be measured.

(w) “Performance Share” means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 8 of this Plan.

(x) “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Board.

(y) “Plan” means this U.S. Energy Corp. 2012 Equity and Performance Incentive Plan, as may be amended from time to time.

(z) “Restricted Stock” means Common Stock granted or sold pursuant to Section 6 of this Plan as to which the applicable Restriction Period has not yet lapsed.

(aa) “Restriction Period” means the period of time during which Restricted Stock is subject to a substantial risk of forfeiture or Restricted Stock Units are subject to restrictions, as provided in Section 6 and Section 7 of this Plan.

(bb) “Restricted Stock Unit” means an award made pursuant to Section 7 of this Plan of the right to receive Common Stock or cash at the end of a specified period.

(cc) “Share” means one share of Common Stock.

(dd) “Spread” means, on any applicable measurement date, the excess of the Market Value per Share over the Option Price or Base Price provided for in an Option or Stock Appreciation Right, respectively.

(ee) “Separation from Service” means a Participant’s Termination of Employment with the Company and any of its Subsidiaries or affiliates that qualifies as a “separation from service” for purposes of Section 409A of the Code. A Separation from Service will be deemed to occur where the Participant and the Company, its Subsidiary or affiliate, reasonably anticipate that the bona fide level of services the Participant will perform (whether as an employee or as an independent contractor) will be permanently reduced to a level that is less than thirty-seven and a half percent (37.5%) of the average level of bona fide services the Participant performed during the immediately preceding 36 months (or the entire period the Participant has provided services if the Participant has been providing services to the Company and any of its Subsidiaries or affiliates for less than 36 months).

(ff) “Stock Appreciation Right” means a right granted pursuant to Section 5 of this Plan, and includes both Tandem Appreciation Rights and Free-Standing Appreciation Rights.

(gg) “Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.

(hh) “Tandem Appreciation Right” means a Stock Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option.

(ii) “Termination of Employment” means the termination of a Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries or affiliates. Unless otherwise determined by the Board, if a Participant’s employment with the Company and its affiliates terminates but such Participant continues to provide services to the Company and its affiliates in a non-employee capacity, such change in status shall not be deemed a Termination of Employment. A Participant shall be deemed to incur a Termination of Employment in the event of the disaffiliation of such Participant’s subsidiary, affiliate, or division unless the Board specifies otherwise. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and affiliates do not constitute a Termination of Employment. If an Award is subject to Section 409A of the Code, however, Termination of Employment for purposes of that Award shall mean the Participant’s Separation from Service.

3. Shares Available Under the Plan.

(a) Maximum Shares Available Under Plan.

(i)	Subject to adjustment as provided in Section 13 of this Plan, a maximum of 277,101 shares of Common Stock may be delivered pursuant to Awards granted under this Plan.

(ii)	Shares of Common Stock covered by an Award shall not be counted as used unless and until they are actually issued to a Participant and, therefore, the total number of shares of Common Stock available under the Plan as of a given date shall not be reduced by any Common Stock relating to prior Awards that have expired or have been forfeited or cancelled. If the Award is to be settled in cash, the number of shares of Common Stock on which the Award is based shall not count toward the share limits set forth in this Section 3. Notwithstanding anything to the contrary contained herein: (A) if shares of Common Stock are tendered or otherwise used in payment of the Option Price of an Option or the Base Price of a Stock Appreciation Right, the total number of shares of Common Stock covered by the Option or Stock Appreciation Right being exercised shall count against the aggregate Plan limit described above and (B) shares of Common Stock withheld by the Company to satisfy the tax withholding obligation shall count against the aggregate Plan limit described above.

(b) Limitations on Grants to Individual Participant.

(i)	Subject to adjustment as provided in Section 13 of this Plan, the maximum number of shares with respect to which Awards may be granted hereunder to any Participant or Director during any fiscal year of the Company shall be 150,000 shares (the “Limitation”). If an Option is canceled, the canceled Option shall continue to be counted toward the Limitation for the year granted. An Option (or a Stock Appreciation Right) that is repriced during any fiscal year is treated as the cancellation of the Option (or Stock Appreciation Right) and grant of new Option (or Stock Appreciation Right) for purposes of the Limitation for that fiscal year.

4. Options. The Board may, from time to time and upon such terms and conditions as it may determine, grant to Eligible Individuals options to purchase Common Stock. Each grant of Options will be evidenced by an Evidence of Award which shall contain such terms and conditions as the Board may approve that are not inconsistent with the following terms and conditions and those of the remainder of the Plan:

(a) Each Evidence of Award will specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b) Each Evidence of Award will specify an Option Price per share, which may not be less than the Market Value per Share on the Date of Grant (or 110% of the Market Value Per Share in the case of an Incentive Stock Option issued to the owner of 10% or more of the voting power of the Company or any of its Subsidiaries).

(c) Each Evidence of Award will specify whether the Option Price will be payable, to the extent permitted by applicable statutes and regulations, either (a) in cash or by certified or bank check at the time the Option is exercised or (b) in the discretion of the Committee, in any form of lawful consideration approved by the Committee. As of the Effective Date (and subject to any future action by the Committee to restrict the forms of consideration that may be used to pay the Option Price) the Committee has approved the following:: (i) by delivery to the Company of other Common Stock, duly endorsed for transfer to the Company, with a Market Value per Share on the date of delivery equal to the Option Price (or portion thereof) due for the number of Shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock that have an aggregate Market Value per Share on the date of attestation equal to the Option Price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock; (ii) a “cashless” exercise program established with a broker; (iii) reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option with a Market Value per Share equal to the aggregate Option Price at the time of exercise; (iv) any combination of the foregoing methods; or (v) any other form of legal consideration that may be acceptable to the Committee including but not limited to “net” or “immaculate” exercise. Unless otherwise specifically provided in the Evidence of Award, the exercise price of Common Stock acquired pursuant to an Option that is paid by delivery (or attestation) to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of Common Stock of the Company that have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the foregoing, during any period for which the Common Stock is publicly traded (i.e., the Common Stock is listed on any established stock exchange or a national market system) an exercise by a Director or officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 shall be prohibited with respect to any Award under this Plan.

(d) Successive grants may be made to the same Participant whether or not any Options previously granted to such Participant remain unexercised.

(e) Each Evidence of Award will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before the Options or installments thereof will become exercisable. The Evidence of Award may provide for the earlier exercisability of such Options in the event of the retirement, death or disability of a Participant, or a Change of Control.

(f) Any Evidence of Award Option may specify Management Objectives that must be achieved as a condition to the Options becoming exercisable.

(g) Options granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing. Incentive Stock Options shall be designated as such in the Evidence of Award and may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(h) No grant of Options may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such Options.

(i) The exercise of an Option will result in the cancellation on a share for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.

(j) Each Evidence of Award shall specify the period during which the Option may be exercisable; provided, however that no Option will be exercisable more than 10 years from the Date of Grant (5 years for any Incentive Stock Option issued to any owner of 10% or more of the outstanding voting securities of the Company or any of its Subsidiaries). Each Evidence of Award may provide for accelerated expiration of the Option upon the Participant’s Termination of Employment.

5. Stock Appreciation Rights.

(a) The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Options granted hereunder, or (ii) to any Eligible Individual, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option, to receive from the Company an amount determined by the Board, which will be expressed as a percentage of the Spread (not exceeding 100 percent) of the Tandem Appreciation Right at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Options; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Board, which will be expressed as a percentage of the Spread (not exceeding 100 percent) of the Free Standing Appreciation Right at the time of exercise.

(b) Each grant of Stock Appreciation Rights will be evidenced by an Evidence of Award which shall identify the Stock Appreciation Right as a Free-Standing Appreciation Right or a Tandem Appreciation Right (and in the case of Tandem Appreciation Rights shall identify the related Option) and shall contain such terms and conditions as the Board may approve that are not inconsistent with the following terms and conditions of this section and section 5(c) and 5(d) below (as applicable), and those of the remainder of the Plan:

(i)	Each Evidence of Award shall specify the amount payable upon exercise of the Stock Appreciation Right and may provide that such may be paid by the Company in cash, in Common Stock or in any combination thereof and may retain in the Board the right to elect among those alternatives.

(ii)	Any Evidence of Award may specify that the amount payable on exercise of a Stock Appreciation Right may not exceed a maximum specified by the Board at the Date of Grant.

(iii)	No grant of Stock Appreciation Rights may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such Stock Appreciation Rights.

(c) Each Evidence of Award of Tandem Appreciation Rights shall specify the Base Price of such Tandem Appreciation Rights (which shall generally equal the Option Price of the Related Option) and will provide that such Tandem Appreciation Rights may be exercised only at a time and during the period when the related Option is also exercisable and at a time when the Spread is positive, and by surrender of the related Option for cancellation. Successive grants of Tandem Appreciation Rights may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised.

(d) Regarding Free-Standing Appreciation Rights only:

(i)	Each Evidence of Award will specify in respect of each Free-Standing Appreciation Right a Base Price, which will be equal to or greater than the Market Value per Share on the Date of Grant;

(ii)	Each Evidence of Award will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Free-Standing Appreciation Right or installments thereof will become exercisable. The Evidence of Award may provide for the earlier exercisability of such Free-Standing Appreciation Rights in the event of the retirement, death or disability of a Participant, or a Change of Control;

(iii)	Any Evidence of Award of Free-Standing Appreciation Rights may specify Management Objectives that must be achieved as a condition of the Free-Standing Appreciation Rights becoming exercisable;

(iv)	Each Evidence of Award shall specify the period during which the Free-Standing Appreciation Right may be exercisable; provided, however that no Free-Standing Appreciation Right will be exercisable more than 10 years from the Date of Grant. Each Evidence of Award may provide for accelerated expiration of the Free-Standing Appreciation Right upon the Participant’s Termination of Employment; and

(v)	Successive grants of Free-Standing Appreciation Rights may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised.

6. Restricted Stock. The Board may, from time to time and upon such terms and conditions as it may determine, grant or sell Restricted Stock to Participants. Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award which shall contain such terms and conditions as the Board may approve that are not inconsistent with the following terms and conditions and those of the remainder of the Plan:

(a) Each such grant or sale will constitute an immediate transfer of the ownership of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than or equal to the Market Value per Share at the Date of Grant.

(c) Each Evidence of Award will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code during the Restriction Period, which “substantial risk of forfeiture” may lapse upon the passage of time and/or upon achievement of Management Objectives referred to in subparagraph (e) below.

(d) Each such grant or sale will provide that during the Restriction Period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Board in the Evidence of Award (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee).

(e) Any Evidence of Award may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock. Each Evidence of Award may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of Restricted Stock on which restrictions will terminate if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.

(f) Notwithstanding anything to the contrary contained in this Plan, any Evidence of Award may provide for the earlier termination of restrictions on such Restricted Stock in the event of the retirement, death or disability of a Participant, or a Change of Control.

(g) Any such grant or sale of Restricted Stock may require that any or all dividends or other distributions paid thereon during the Restriction Period be subject to the same restrictions as the underlying award and/or reinvested or deemed reinvested in additional shares of Restricted Stock. In the event such dividends are not reinvested or deemed reinvested in additional shares of Restricted Stock, they shall be paid in cash (without interest) on the date on which the Restricted Period lapses.

(h) Unless otherwise directed by the Board, (i) all certificates representing shares of Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Shares, or (ii) all shares of Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such shares of Restricted Stock.

7. Restricted Stock Units. The Board may, from time to time and upon such terms and conditions as it may determine, grant Restricted Stock Units to Eligible Individuals. Each grant of Restricted Stock Units will be evidenced by an Evidence of Award which shall contain such terms and conditions as the Board may approve that are not inconsistent with the following terms and conditions and those of the remainder of the Plan:

(a) Each such grant will constitute the agreement by the Company to deliver one share of Common Stock per Restricted Stock Unit (or to deliver the cash equivalent thereof) to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Board may specify in the Evidence of Award. Each Evidence of Award may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Common Shares subject to the Restricted Stock Units as to which restrictions will terminate if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.

(b) Notwithstanding anything to the contrary contained in this Plan, any Evidence of Award may provide for the earlier lapse or modification of the Restriction Period in the event of the retirement, death or disability of a Participant, or a change of Control.

(c) During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Restricted Stock Units and will have no right to vote the Common Shares subject to the Restricted Stock Units, but the Board may in the Evidence of Award authorize the payment of dividend equivalents on either a current, deferred or contingent basis, either in cash or in additional shares of Common Stock, provided that dividend equivalents shall not be paid in a manner that would cause any tax to be due under 409A of the Code.

(d) Each Evidence of Award Unit will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each Evidence of Award will specify that the amount payable with respect thereto will be paid by the Company in Common Stock or cash. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be based on the Market Value per Share as of the date on which the Restriction Period lapsed with respect to each Restricted Stock Unit.

8. Performance Shares and Performance Units. The Board may, from time to time and upon such terms and conditions as it may determine, grant Performance Shares and Performance Units that will become payable to a Participant upon achievement of specified Management Objectives during the Performance Period. Each grant or sale of Performance Shares and Performance Units will be evidenced by an Evidence of Award which shall contain such terms and conditions as the Board may approve that are not inconsistent with the following terms and conditions and those of the remainder of the Plan:

(a) Each Evidence of Award will specify the number of Performance Shares or Performance Units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors.

(b) The Performance Period with respect to each Performance Share or Performance Unit will be such period of time as will be determined by the Board at the time of grant, and may be subject to earlier lapse or other modification in the event of the retirement, death or disability of a Participant, or a Change of Control.

(c) Any Evidence of Award will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each Evidence of Award may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives. The grant of Performance Shares or Performance Units will specify that, before the Performance Shares or Performance Units will be earned and paid, the Board must certify that the Management Objectives have been satisfied.

(d) Each Evidence of Award will specify the payment to be made pursuant to any award of Performance Shares or Performance Units and the time and manner of such payment. Any Evidence of Award may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Stock or in any combination thereof and may retain in the Board the right to elect among those alternatives.

(e) Any Evidence of Award may specify that the amount payable or the number of shares of Common Stock issued with respect thereto may not exceed maximums specified by the Board at the Date of Grant.

(f) The Evidence of Award may provide for the payment of dividend equivalents to the holder thereof either in cash or in additional shares of Common Stock subject in all cases to payment on a contingent basis based on the Participant’s earning of the Performance Shares with respect to which such dividend equivalents are paid, provided that dividend equivalents shall not be paid in a manner that would cause any tax to be due under 409A of the Code.

9. Other Awards.

(a) The Board may, subject to limitations under applicable law, grant to any Eligible Individual such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Stock, purchase rights for Common Stock, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Board, and awards valued by reference to the book value of shares of Common Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Board shall determine the terms and conditions of such awards. Shares of Common Stock delivered pursuant to an award in the nature of a purchase right granted under this Section 9 shall be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, shares of Common Stock, other awards, notes or other property, as the Board shall determine.

(b) Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9 of this Plan.

(c) The Board may grant Common Stock as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Board in a manner that complies with Section 409A of the Code.

(d) Share-based awards pursuant to this Section 9 are not required to be subject to any minimum vesting period.

10. Transferability.

(a) Except as otherwise determined by the Board, no Option, Stock Appreciation Right or other Award shall be transferable by the Participant except by will or the laws of descent and distribution, and in no event shall any such Award be transferred for value. Except as otherwise determined by the Board, Options and Stock Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision.

(b) Any Evidence of Award may provide that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon (A) the exercise of Options or Stock Appreciation Rights, (B) upon the termination of the Restriction Period applicable to Restricted Stock Units or (C) upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer that are consistent with applicable law.

11. Change in Control.

(a) In the event of a Change in Control, but notwithstanding any other provision of the Plan to the contrary, the Board may, in its discretion, take any of the actions listed in this Section 11.

(i)	provide that any Options and Stock Appreciation Rights outstanding which are not then exercisable and vested shall become immediately vested and fully exercisable;

(ii)	provide that any Restricted Stock, Restricted Stock Unit and other Awards shall become vested in full;

(iii)	provide that Performance Criteria applicable to Performance Shares and Performance Units or Management Objectives applicable to other Awards shall be deemed to be satisfied and such Awards shall be considered to be earned and payable in full;

(iv)	provide for the assumption or substitution of equal or greater value of any Award on such terms and conditions as the Board deems appropriate and consistent with Section 409A of the Code;

(v)	make such settlements of outstanding Awards as it deems appropriate, including, without limitation, the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Board in its sole discretion; and

(vi)	provide for the cancellation without payment of each Option or Stock Appreciation Right or other Award with an Option Price or Base Price (or similar amount) greater than the consideration offered in connection with any such Change in Control.

(a)	The Board’s actions need not be uniform, and may result in disparate treatment among Participants, Awards, and portions of the same Award, as the Board determines in its sole and absolute discretion.

(b)	Notwithstanding the foregoing, in the event the Board does not, for any reason, provide for the assumption or substitution with an award of equal or greater value of any Award (or portion thereof) pursuant to the Change in Control transaction, such Award (or portion thereof) shall become vested in full immediately prior to such Change in Control.

(c)	To the extent the Board provides for the assumption or substitution with an award of equal or greater value of an outstanding Award (or portion thereof), then, to the extent not otherwise vested by the Board in accordance with the provisions of this Section 11 and notwithstanding any other provision of this Plan to the contrary, during the 12-month period following a Change in Control: (i) upon the involuntary termination of an Optionee or Participant’s employment other than termination for Cause; (ii) upon the voluntary termination of employment by the Participant following a material and adverse change in the Optionee or Participant’s compensation, responsibilities, functions or reporting relationship; or (iii) in the event an Optionee or Participant resigns rather than accept a mandatory relocation greater than 50 miles; then, in any such event, all outstanding Awards held by such Optionee or Participant shall become vested as of the Date of Termination. Any Option or Stock Appreciation Right held by the Optionee or Participant as of the date of the Change in Control that remains outstanding as of the date of Termination of Employment may thereafter be exercised, until the earlier of (i) the third anniversary of the date of Termination of Employment; or (ii) the expiration of the Term of such Option or Stock Appreciation Right. Restricted Stock shall immediately be vested free and transferable. Restricted Stock Units, Performance Shares, Performance Units and other Awards shall be vested as of the Termination of Employment and settled as soon as practicable as specified in the Evidence of Award; provided, however, that if the Award is subject to Section 409A and the Optionee or Participant is a Specified Employee, the Award shall be settled on the first day of the seventh month following the Participant’s Termination of Employment.

(d)	For purposes of the Plan, a “Change in Control” shall mean any of the following events:

(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the then-outstanding Shares of Common Stock plus any other outstanding shares of stock of the Corporation entitled to vote in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the Company and any employee benefit plan (or related trust) sponsored by it shall not be deemed to be a Person; or

(ii)	A change in the composition of the Board such that the individuals who constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board. For this purpose, any individual whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board; or

(iii)	The consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries or a sale or other disposition of substantially all of the assets of the Company or a material acquisition of assets or stock of another entity by the Company or any of its Subsidiaries, (each, a “Business Combination”) if:

(A)	the individuals and entities that were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination do not beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of stock and the combined voting power of the then-outstanding voting securities of the corporation resulting from such Business Combination; or

(B)	a Person beneficially owns, directly or indirectly, 25% or more of the then-outstanding shares of stock of the corporation resulting from such Business Combination; or

(C)	members of the Incumbent Board do not comprise at least a majority of the members of the board of directors of the corporation resulting from such Business Combination; or

(iv)	A complete liquidation or dissolution of the Company.

(e)	If an Award is subject to Section 409A of the Code, any provision regarding the timing or form of payment upon a Change in Control shall be set forth in the Award Agreement when the Award is granted. The payment or settlement of any such Award that is subject to Section 409A of the Code shall accelerate upon a Change in Control only if the event also constitutes a “change in ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the Company’s assets” as defined under Section 409A of the Code. Any adjustment to the Award that does not affect the Award’s status under Section 409A (including, but not limited to, accelerated vesting or adjustment of the amount of the Award) may occur upon a Change-in-Control as defined in the Plan without regard to this paragraph, even if the event does not constitute a “change in ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the Company’s assets” under Section 409A.

12. Securities Act Compliance.

(a) If the Board deems it necessary to comply with the Securities Act of 1933, as amended, and the regulations and rulings thereunder, the Board may require a written investment intent representation by the Optionee or Participant and may require a restrictive legend be affixed to certificates for shares of Common Stock.

(b) If, based upon the opinion of counsel for the Company, the Committee determines that the exercise or nonforfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of (i) U.S. federal, state or local securities law or (ii) the listing requirements of any national securities exchange on which are listed any of the Company’s equity securities, then the Committee may postpone any such exercise, nonforfeitability or delivery, as the case may be, until such provisions would be satisfied. Nothing herein shall require the Company to take any actions to cause such exercise, nonforfeitability or delivery to comply with all such provisions.

13. Adjustments. The Board shall make or provide for such adjustments in the numbers of shares of Common Stock covered by outstanding Awards, the Option Price of Options and the Base Price of Stock Appreciation Rights, Options and in the kind of shares covered thereby, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. The Board shall also make or provide for such adjustments in the numbers of shares of Common Stock specified in Section 3 of this Plan as the Board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 13; provided, however, that any such adjustment to the number specified in Section 3(a)(i) will be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail to so qualify.

14. Administration of the Plan.

(a) This Plan will be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to the Compensation Committee (the “Committee”) of the Board (or a subcommittee thereof), as constituted from time to time. To the extent of any such delegation, references in this Plan to the Board will be deemed to be references to such Committee or subcommittee. A majority of the Board or Committee (or subcommittee), as applicable, will constitute a quorum, and the action of the members of the Board or Committee (or subcommittee) present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the Board or Committee (or subcommittee).

(b) The interpretation and construction by the Board of any provision of this Plan or of any agreement, notification or document evidencing the grant of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or other awards pursuant to Section 9 of this Plan and any determination by the Board pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Board will be liable for any such action or determination made in good faith.

(c) The Board or, to the extent of any delegation as provided in Section 14(a), the Committee, may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Board, the committee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Board, the Committee or such person may have under the Plan. The Board or the Committee may, by resolution and consistent with applicable law, authorize one or more officers of the Company to do one or both of the following on the same basis as the Board or the Committee: (i) designate employees to be recipients of awards under this Plan; (ii) determine the size of any such awards; provided, however, that (A) the Board or the Committee shall not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization sets forth the total number of shares of Common Stock such officer(s) may grant; and (C) the officer(s) shall report periodically to the Board or the Committee, as the case may be, regarding the nature and scope of the awards granted pursuant to the authority delegated.

15. Clawback. Any benefits the Optionee or Participant may receive under this Plan shall be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder, (ii) similar rules under the laws of any other jurisdiction and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to the Optionee or Participant.

16. Recapture Provisions. Any Evidence of Award may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined from time to time by the Board.

17. Non U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Board may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of this Plan (including without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

18. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit. If a Participant fails to make arrangements for the payment of tax, the Company may withhold such tax from any other form of remuneration payable to the Participant, including, if it determines in its sole and absolute discretion, from shares of Common Stock payable pursuant to the Award having a value equal to the amount required to be withheld. When a Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect to satisfy the obligation, in whole or in part, by electing to have withheld, from the shares required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld, or by delivering to the Company other shares of Common Stock held by such Participant. The shares used for tax withholding will be valued at an amount equal to the Market Value per Share of such Common Stock on the date the benefit is to be included in Participant’s income. In no event shall the Market Value per Share of the Common Stock to be withheld and delivered pursuant to this Section 18 to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld. Participants shall also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of shares of Common Stock acquired upon the exercise of Options.

19. Amendments, Termination Etc.

(a) The Board may at any time and from time to time amend the Plan in whole or in part; provided, however, that if an amendment to the Plan (i) would materially increase the benefits accruing to participants under the Plan, (ii) would materially increase the number of securities which may be issued under the Plan, (iii) would materially modify the requirements for participation in the Plan or (iv) must otherwise be approved by the stockholders of the Company in order to comply with applicable law or the rules of the principal national securities exchange upon which the Common Stock is traded or quoted, then, such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

(b) Except in connection with a corporate transaction or event described in Section 13 of this Plan, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Options or the Base Price of outstanding Stock Appreciation Rights, or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other awards or Options or Stock Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Options or Base Price of the original Stock Appreciation Rights, as applicable, without stockholder approval.

(c) If permitted by Section 409A of the Code, but subject to Section 20d) hereof, in case of termination of employment by reason of death, disability or normal or early retirement, or in the case of unforeseeable emergency or other special circumstances, of a Participant who holds an Option or Stock Appreciation Right not immediately exercisable in full, or any shares of Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Performance Shares or Performance Units which have not been fully earned, or any other awards made pursuant to Section 9 subject to any vesting schedule or transfer restriction, or who holds Common Stock subject to any transfer restriction imposed pursuant to Section 10(b) of this Plan, or in the case of a change of control, the Board may, in its sole discretion, accelerate the time at which such Option, Stock Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d) Subject to Section 20(b) hereof, the Board may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Subject to Section 13 above, no such amendment shall impair any material right of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

20. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its affiliates.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the earlier of the tenth business day following (i) the seventh month after such Separation of Service, (ii) the Participant’s death, (iii) or such earlier date or event on which such amount may be paid without violating the provisions of Code Section 409A.

(d) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

21. Code Section 162(m) Provisions.

(a) Covered Employees.

(i)	Notwithstanding any other provision of the Plan, if the Committee determines that any Award is being granted to a Participant who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a “covered employee” (within the meaning of 162(m) (3) of the Code), then the Committee may provide that this Section 21 is applicable to such Award.

(b) Performance Goals.

(i)	If an Award is subject to this Section 18, then the lapsing of restrictions thereon and the distribution of Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more specified levels of Performance Criteria. Such Performance Criteria may be based solely by reference to the Company’s performance or the performance of a division or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) a change in accounting standards required by generally accepted accounting principles; provided that the Committee may not make any adjustment to the extent it would adversely affect the qualification of any compensation payable under such Performance Criteria as “performance-based compensation” under Section 162(m). Such Performance Criteria shall be set by the

Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder. Before any payments are made with respect to any Awards subject to this Section 21, the Committee shall certify in writing whether and to what extent the Performance Criteria relating to such payment have been met.

(c) Other Restrictions.

(i)	The Committee shall have the power to impose such other restrictions on Awards subject to this Section 21 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

22. Code Section 280G Reduction in Awards.

(a) Notwithstanding anything to the contrary contained in this Plan, in the event the Company determines, in its sole discretion, that any payment or distribution by the Company to or for the benefit of any Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (collectively, “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then there shall be made a calculation under which such Payments provided to the Participant are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (the “4999 Limit”). A comparison shall then be made between (A) Participant’s Net After-Tax Benefit (as defined below) assuming application of the 4999 Limit; and (B) Participant’s Net After-Tax Benefit without application of the 4999 Limit. If (B) exceeds (A), then no limit on the Payments received by Participant under this Agreement shall be imposed by this Section 22. Otherwise, the amount payable to Executive pursuant to this Agreement shall be reduced so that no such Payment is subject to the Excise Tax. “Net After-Tax Benefit” shall mean the sum of (x) all payments that Participant receives or is entitled to receive that are in the nature of compensation and contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Code Section 280G(b)(2) (either, a “Section 280G Transaction”), less (y) the amount of federal, state, local and employment taxes and Excise Tax (if any) imposed with respect to such payments.

(b) In the event that a reduction in Payments is required pursuant to the immediately preceding paragraph, then, except as provided below with respect to Payments that consist of health and welfare benefits, the reduction in Payments shall be implemented by determining the “Parachute Payment Ratio” (as defined below) for each Payment and then reducing the Payments in order beginning with the Payment with the highest Parachute Payment Ratio. For Payments with the same Parachute Payment Ratio, such Payments shall be reduced based on the time of payment of such Payments, with amounts being paid furthest in the future being reduced first. For Payments with the same Parachute Payment Ratio and the same time of payment, such Payments shall be reduced on a pro-rata basis (but not below zero) prior to reducing Payments next in order for reduction. For purposes of this Section, “Parachute Payment Ratio” shall mean a fraction, the numerator of which is the value of the applicable Payment as determined for purposes of Code Section 280G, and the denominator of which is the financial present value of such Parachute Payment, determined at the date such payment is treated as made for purposes of Code Section 280G (the “Valuation Date”). In determining the denominator for purposes of the preceding sentence (1) present values shall be determined using the same discount rate that applies for purposes of discounting payments under Code Section 280G; (2) the financial value of payments shall be determined generally under Q&A 12, 13 and 14 of Treasury Regulation 1.280G-1; and (3) other reasonable valuation assumptions as determined by Company shall be used. Notwithstanding the foregoing, Payments that consist of health and welfare benefits shall be reduced after all other Payments, with health and welfare Payments being made furthest in the future being reduced first.

Notwithstanding the foregoing, if a Participant is a party to an employment or other agreement with the Company or participates in a severance program sponsored by the Company or one of its affiliates that contains express provisions regarding Section 280G or Section 4999 of the Code (or any similar successor provision), the Section 280G or Section 4999 provisions of such employment or other agreement or plan, as applicable, shall control as to any Payments due that Participant.

23. Governing Law. The Plan and all grants and awards and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Wyoming.

24. Effective Date/Expiration. This Plan will be effective as of the Effective Date, which is the date on which the Plan is adopted by the Board. The Plan shall be submitted to the Company’s stockholders for approval. Unless the Plan is approved by the Company’s stockholders within twelve (12) months before or after the Effective Date, the Plan and all Awards made under it shall be void and of no force and effect. No grant will be made under this Plan more than ten (10) years from the date the Plan is adopted, or the date the Plan is approved by the Company’s shareholders, whichever is earlier but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. The provisions of this Section 24 shall be applied to the Plan, as amended and restated, as if the Plan were originally established on the date that the Amended and Restated 2012 Equity and Performance Incentive Plan is adopted, and accordingly, the Plan will not expire until ten (10) years following the date the Amended and Restated 2012 Equity and Performance Incentive Plan is adopted.

25. Miscellaneous.

(a) The Company will not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Board may provide for the elimination of fractions or for the settlement of fractions in cash.

(b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c) To the extent that any provision of this Plan would prevent any Option that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option. Such provision, however, will remain in effect for other Options and there will be no further effect on any provision of this Plan.

(d) No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Board, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e) Absence or leave approved by a duly constituted officer of the Company or any of its Subsidiaries shall not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f) No Participant shall have any rights as a stockholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.

(g) The Board may, to the extent compliant with applicable law, condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h) If any provision of the Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any award under any law deemed applicable by the Board, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Board, it shall be stricken and the remainder of the Plan shall remain in full force and effect.